EXHIBIT 10.2

AGREEMENT

This Agreement (the “Agreement”), dated as of January 19, 2024 is by and between Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), and Mark Zalatoris (the “Zalatoris” and, together with the Company, the “Parties”).

In consideration of the promises in this Agreement, the mutuality and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services. Zalatoris will provide various services to the Company, as determined by the Company and the Company’s Board of Directors (the “Board”), including but not limited to serving in the role of President and Chief Executive Officer and associated responsibilities, on behalf of the Company directing the day-to-day operations of IREIT Business Manager & Advisor Inc., an Illinois corporation (the “Business Manager”) in accordance with the Fourth Amended and Restated Business Management Agreement, dated as of January 19, 2024, by and between the Company and the Business Manager, as the same may be amended or restated from time to time (the “Business Manager Agreement”), and any other services as reasonably required by the Company or requested by the Board (collectively, the “Services”). In connection with Zalatoris’s performance of the Services, the Company shall cause the Business Manager to make available to Zalatoris access to the Company’s books and records as maintained by the Business Manager and the Business Manager’s computer and IT systems, in each case as may be necessary or appropriate in order for Zalatoris to satisfactorily perform the Services, as reasonably determined by Zalatoris or the Board.

2. Term. The term of this Agreement shall commence on February 1, 2024 (the “Effective Date”) and shall terminate on the one (1)-year anniversary thereof, unless earlier terminated as set forth in Section 8 hereof (the “Term”). The Term shall be subject to renewal upon the mutual agreement of the Parties. If Zalatoris fails to commence the Services on the Effective Date to the reasonable satisfaction of the Board, this Agreement shall be null and void ab initio and of no further force or effect, without further action or notice.

3. Reporting; Location. During the Term, Zalatoris shall report to the Board and, in accordance with the Business Manager Agreement, the Business Manager shall report to the Board and to Zalatoris. During the Term. Zalatoris shall perform the Services from such location(s) as Zalatoris reasonably determines is necessary and appropriate to satisfactorily perform the Services or as otherwise reasonably requested by the Board. On such days as Zalatoris performs the Services from the offices of the Company, subject to reasonable advance notice from Zalatoris to the Company, the Company agrees to make available to Zalatoris a conference room at the Company’s offices for Zalatoris’s use in performing the Services.

4. Fee. As consideration for Zalatoris’s performance of the Services, the Company will pay to Zalatoris an aggregate cash fee of $350,000, delivered over the course of the engagement in substantially equal monthly installments in arrears no later than the thirtieth (30th) day of the month to which the Services relate (the “Fee”).

5. Business Expenses. During the Term, the Company shall reimburse Zalatoris on a monthly basis for reasonable out-of-pocket expenses incurred by Zalatoris in the course of performing the Services, in each case in accordance with applicable Company policies and procedures.

6. Indemnification.

(a) The Company hereby agrees to indemnify Zalatoris in his capacity as an officer of the Company on the same terms as indemnification is made available by the Company to its officers and directors, whether through governing documents or otherwise. In furtherance of the foregoing, the Company shall cause Zalatoris to be added to the Company’s Directors & Officers Insurance policy on terms provided to its officers and directors from time to time.

(b) Zalatoris agrees to indemnify and hold harmless the Business Manager, the Company and its wholly-owned subsidiaries, and their respective officers and directors (each an “Indemnified Party”), who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceedings (collectively, a “Proceeding”), whether civil, criminal, administrative or investigative from any loss, liability, damage or expense (collectively, “Loss”), and shall indemnify any Indemnified Party who has otherwise suffered a Loss, in either case, to the extent attributable to the gross negligence or willful misconduct of Zalatoris in connection with the Services provided by Zalatoris under this Agreement or to the extent attributable to Zalatoris’s breach of any representation, warranty or obligation under this Agreement.

7. Independent Contractor.

(a) Zalatoris is and shall be deemed for all purposes to be an independent contractor of the Company. Zalatoris acknowledges that this Agreement is not an employment contract.

(b) Nothing contained herein shall be construed to create a relationship of employer and employee between the Company and Zalatoris. Zalatoris acknowledges and agrees that there will be no withholding of taxes by the Company, and Zalatoris will pay, and will indemnify the Company against, all applicable taxes related to the Fees and any other amounts or benefits paid or made available to Zalatoris in respect of the Services, including, but not limited to, all federal, state, and local income or business taxes, social security, Medicare and self-employment taxes and all other taxes, fees, additions to tax, interest and penalties that may be assessed, imposed, or incurred as a result of the compensation or benefits payable or otherwise made available to Zalatoris pursuant to this Agreement, and that the Company has no obligations, liabilities or responsibilities in connection therewith. Zalatoris will bear sole responsibility for payment on behalf of himself and any persons employed or engaged by Zalatoris (if any) of any unemployment insurance, workers’ compensation insurance, or business liability insurance arising out of or related to the performance of the Services. Zalatoris further agrees and acknowledges that he shall have no right to receive pension, health, vacation pay, sick pay or other fringe benefit from the Company.

(c) Zalatoris shall devote such amount of his working time to the Company as may be reasonably required by the Board.

8. Termination. The Agreement and Zalatoris’s relationship with the Company may be terminated by the Company at any time for Cause immediately upon written notice of termination to Zalatoris, or at any time by the Company other than for Cause or by Zalatoris for any reason or no reason upon ninety (90) days’ written notice. In the event of termination, Zalatoris shall receive any portion of the Fee that has been accrued to the date of termination. For the purposes of this Agreement, “Cause” means (a) material or willful breach by Zalatoris of his obligations under this Agreement or (b) Zalatoris’s commission of a felony offense involving moral turpitude, fraud or dishonesty, or (c) Zalatoris’s unsatisfactory performance of Zalatoris’s material duties, unless Zalatoris fully corrects its unsatisfactory performance within ten (10) days following receipt of notice of unsatisfactory performance. Upon termination of Zalatoris’s service with the Company for any reason, Zalatoris shall be deemed to have resigned from all offices and directorships (or comparable positions), if any, then held with the Company or any of its subsidiaries or affiliates.

9. Representation. Zalatoris expressly represents and warrants to the Company that as of the date of the signing of this Agreement he is not a party to any contract, agreement or relationship which will or may restrict in any way his ability to fully perform his responsibilities under this Agreement. Zalatoris agrees to comply with the terms of this Agreement, all of the rules, regulations, policies and procedures established by the Company from time to time (as such rules, regulations, policies and procedures may be amended or supplemented) and all applicable laws, rules and regulations imposed by any governmental body or regulatory authority from time to time. Zalatoris will not engage in any activity that is harmful to the business, reputation or best interests of the “Protected Parties” (as defined in Section 10) or any member thereof.

10. Restrictive Covenants.

(a) Confidentiality.

(i) Zalatoris will have access to certain trade secrets and confidential, nonpublic or proprietary information relating to the Company, the Business Manager and their respective subsidiaries and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company or the Business Manager. The confidential, nonpublic and/or proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Zalatoris, as the case may be, or that relates to the business of the Protected Parties or any of the investors, partners, strategic alliance participants, officers, directors, employees or equityholders of the Protected Parties, including, without limitation: (A) internal business information of the Protected Parties or which is otherwise related to the business of the Protected Parties (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (B) identities of, individual requirements of, specific contractual arrangements with, and information about, the Protected Parties, the business of the Protected Parties, their respective customers and their respective confidential information; (C) any confidential or proprietary information of any third party that any Protected Party has a duty to maintain confidentiality of, or use only for certain limited purposes; (D) industry research compiled by, or on behalf of the Protected Parties, or the business of the Protected Parties; (E) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (F) information related to the intellectual property used by the Protected Parties or otherwise in connection with the business of the Protected Parties and updates of any of the foregoing. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. Zalatoris acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. Zalatoris shall hold for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses which shall not be or become public knowledge (other than by acts by Zalatoris or representatives of Zalatoris in violation of this Agreement). Except as required by law, an order of a court or request of a governmental agency with jurisdiction or as otherwise set forth herein Zalatoris shall not, during the period Zalatoris is retained by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Zalatoris use it in any way, except in the course of Zalatoris’s retention with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which Zalatoris is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. In the event that Zalatoris receives a subpoena or other request pursuant to an order of a court or from a governmental agency, Zalatoris shall provide reasonable advance written notice to the Company prior to responding to such subpoena, request or court order, make available to the Company and its counsel as much in advance of the return date as possible the documents and information sought, and assist such counsel at the Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules. Zalatoris shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Zalatoris understands and agrees that Zalatoris shall acquire no rights to any such Confidential Information and shall not use such Confidential Information for his own benefit or the benefit of others.

(ii) All files, models, memos, records, documents, drawings, specifications, data, computer programs, research methods, evaluation mechanisms and analytics and any and all other information thereto or to the Protected Parties’ business, as well as all customer lists, specific customer information, intellectual property, compilations of product research and marketing techniques of the Protected Parties, whether prepared by Zalatoris or otherwise coming into Zalatoris’s possession, shall be deemed Confidential Information as defined above, and remain the exclusive property of the Protected Parties, and Zalatoris shall not use such information for his own benefit or the benefit of others and further shall not remove any such items from the premises of the Protected Parties except in furtherance of Zalatoris’s services for the Company.

(iii) It is understood that while retained by the Company, Zalatoris will promptly disclose to it, and assign to it Zalatoris’s interest in any invention, improvement or discovery made or conceived by Zalatoris, either alone or jointly with others, which arises out of Zalatoris’s retention. At the Protected Parties’ request and expense, Zalatoris will reasonably assist the Protected Parties during the period of Zalatoris’s retention by the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(iv) As requested by the Company from time to time and upon the termination of Zalatoris’s retention with the Company for any reason, Zalatoris will promptly deliver to the Protected Parties all copies and embodiments, in whatever form, of all Confidential Information in Zalatoris’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Protected Parties, Zalatoris will provide the Protected Parties with written confirmation that all such materials have been delivered to the Protected Parties as provided herein.

(v) Confidential Information shall also include any information, financial, personal or otherwise, related to any of the employees or members of the Protected Parties.

(vi) Nothing in this Agreement shall prohibit Zalatoris from (A) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 10(a)(i) above), (B) disclosing Zalatoris’s post-service restrictions in this Agreement in confidence to any potential new employer or in connection with any potential new engagement, or (C) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation (provided, however, that Zalatoris may not disclose information of, or regarding, any Protected Party that is protected by the attorney-client privilege, except as otherwise required by applicable law) and Zalatoris does not need the authorization of the Company to make any such reports or disclosure and shall not be required to notify the Company that Zalatoris has made such reports or disclosures.

(vii) Zalatoris acknowledges that Zalatoris has the following immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (A) Zalatoris shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (B) Zalatoris shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (C) if Zalatoris files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Zalatoris may disclose the Confidential Information to his attorney and use the Confidential Information in the court proceeding if Zalatoris files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

(b) Non-Disparagement. Zalatoris agrees that he will not at any time (whether during or after the Agreement is terminated) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the other party or Protected Parties and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

11. Remedies; Specific Performance. The parties acknowledge and agree that Zalatoris’s breach or threatened breach of any of the restrictions set forth in Section 10 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Zalatoris hereby consents to the grant of an injunction (temporary or otherwise) against Zalatoris or the entry of any other court order against Zalatoris prohibiting and enjoining Zalatoris from violating, or directing Zalatoris to comply with any provision of Section 10. Zalatoris also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against Zalatoris for such breaches or threatened or attempted breaches. For the avoidance of doubt, Zalatoris’s obligations under Sections 10 shall also apply to Zalatoris’s representatives.

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws.

13. Arbitration. Except for any claims for injunctive relief under Section 10, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement shall be settled by submission by either Zalatoris or the Company to binding arbitration in Chicago, Illinois, before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its costs and expenses in any such arbitration; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its reasonable attorney’s fees and costs.

14. Notices. All notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery or electronically (e.g., e-mail), or if sent by overnight courier, the next day after mailing.

(i)
If to the Company, to:

Inland Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: Ms. Catherine L. Lynch

Telephone No.: (630) 218-8000

Email: lynch@inland-investments.com

With a copy to:

Inland Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: Lead Independent Director

(ii)
If to Zalatoris, to the last address that the Company has in its records for Zalatoris.

15. Assignability. The Company may assign the Agreement to any successor that continues the business of the Company or to any subsidiary or affiliate of the Company. Zalatoris may not assign this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

17. Amendment/Entire Agreement. This Agreement may be amended only by an agreement in writing signed by the parties hereto. The Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement.

18. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government, an arbitrator or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

19. Material Non-Public Information. Zalatoris understands and agrees that the Company under no circumstances, wants to receive information which may be considered material non-public information and/or any information the disclosure of which may breach an obligation of confidentiality. By signing below, Zalatoris further agrees that he has received, read, understands and will abide by the Company’s policies regarding insider trading and material non-public information. Zalatoris further confirms that he is familiar with the laws governing trading of all relevant jurisdictions whose laws may be implicated by the services he provides to the Company, and that he shall scrupulously adhere to the governing trading laws of all applicable jurisdictions.

20. Section 409A. The intent of the parties hereto is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event shall the Company or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, consultants or advisers be liable for any additional tax, interest or penalties that may be imposed on Zalatoris by Section 409A or for any damages for failing to comply with Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Zalatoris shall be paid to Zalatoris no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Zalatoris’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Zalatoris’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

INLAND REAL ESTATE INCOME TRUST, INC.

By:_/s/ Catherine L. Lynch______________

Name: Catherine L. Lynch

Title: Chief Financial officer

/s/ Mark Zalatoris

MARK ZALATORIS